FOR IMMEDIATE RELEASE                              Contact:  Jenny Haynes
                                                             (972) 985-6750

             PAGENET REPORTS RESTATEMENT OF FINANCIALS FOR 1996
                   AND FIRST AND SECOND QUARTERS OF 1997

          DALLAS, September 25, 1997   Paging Network, Inc. (Nasdaq: PAGE)
today reported that it is restating its consolidated financial statements for 1996 and the first two quarters of 1997 to reflect a $22.5 million non-cash write-off of pagers now deemed to be unrecoverable as of December 31, 1996. As a result, restated net loss for 1996 is $104.3 million compared to $81.8 million as reported, or $1.02 loss per share compared to $0.80 loss per share as reported.

          Furthermore, PageNet's units in service as of December 31, 1996 are being restated to 8,587,772 from 9,002,733. The pagers written-off were not generating revenue at the end of 1996, and accordingly the write-off does not reduce revenues previously reported for 1996. In addition, average revenue per unit increases for all affected periods.

          The decision to restate the company's financial statements results from a review of PageNet's agreements with a national marketing affiliate and the determination that an earlier judgment that the company ultimately would recover or be compensated for certain pagers distributed by that affiliate to customers who later discontinued service was not correct.

          As a result of the restatement, 1996 EBITDA is being reduced and restated to $234.3 million from $256.8 million as previously reported due to the $22.5 million non-cash provision to write-off pagers. In addition, PageNet stated that it is not in default under its financial covenants, and is in discussions with the banks under its senior credit facility regarding the effect, if any, of the restatement of its financial statements on the credit facility.

          "The changes being reported today are part of an ongoing review of all aspects of the company's business which began after I assumed my current position with the company," said John P. Frazee, Jr., chairman, president and chief executive officer. "We are reviewing and implementing procedures to help assure the accuracy of our information, and we are committed to having policies and procedures in place in the future that will eliminate the need to take the kind of action we are taking today."

          Certain financial highlights of the company for 1996 and the first two quarters of 1997 as previously reported and as restated follow:

                      HIGHLIGHTS (Consolidated domestic and international)
                              (in thousands, except margins and units)

                                                               1st Qtr                     2nd Qtr
                                    1996                        1997         1st Qtr         1997          2nd Qtr
                                 Previously      1996 as     Previously      1997 as      Previously       1997 as
                                  Reported      Restated      Reported      Restated       Reported       Restated

Net Revenues                     $  705,840    $  705,840    $  193,891    $  193,891    $   205,422    $  204,445
EBITDA*                             256,837       234,337        64,280        64,280         75,024        75,380
EBITDA Margin                         36.4%         33.2%         33.2%         33.2%          36.5%         36.9%
Net Gains in Units in Service     2,264,826     1,849,865       517,059       544,723        538,149       621,141
Total Units in Service            9,002,733     8,587,772     9,519,792     9,132,495     10,057,941     9,753,636

____________

* EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, and equity in loss of an unconsolidated subsidiary.

     Set forth in the table below is certain financial data from the company's Consolidated Statements of Operations as previously reported and as restated. The restated financial statements will be filed with the Securities and Exchange Commission as soon as practicable.


                                  CONSOLIDATED STATEMENTS OF OPERATIONS
                                (in thousands, except per share amounts)

                          Year                       3 Months                     6 Months      6 Months
                          Ended         Year           Ended       3 Months        Ended          Ended
                        12/31/96        Ended         3/31/97        Ended        6/30/97        6/30/97
                       Previously    12/31/96 as    Previously     3/31/97 as    Previously        as
                        Reported       Restated      Reported       Restated      Reported      Restated
                       ----------    -----------    ----------     ----------    ----------     --------
 Total Revenues        $822,487       $822,487       $225,248       $225,248      $459,475    $458,498
 Depreciation &
    Amortization        213,440        213,440         67,068         64,468       138,928     133,728
 Provision to Write-
    off Pagers              -           22,500             -              -             -           -
 Total Operating
    Expenses            662,443        684,943        196,679        194,079       398,937     392,404
 Operating Income        43,397         20,897         (2,788)          (188)          376       5,932
 Net Loss               (81,820)      (104,320)       (39,914)       (37,314)      (90,377)    (84,821)
 Net Loss per Share       (0.80)         (1.02)         (0.39)         (0.36)        (0.88)      (0.83)


          PageNet provides service to paging users in the United States and Canada through its coast to coast network of sales and service offices, resellers and affiliates. PageNet services include alphanumeric and numeric messaging with local, regional and nationwide coverage options.
The company is the exclusive wireless provider of CNN news, sports and stock headlines. For further information about PageNet and its products and services, visit the company's web site at WWW.PAGENET.COM.

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